Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Progyny, Inc. 2019 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan of our reports dated February 29, 2024, with respect to the consolidated financial statements of Progyny, Inc. and the effectiveness of internal control over financial reporting of Progyny, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, NY
February 29, 2024